Exhibit 3.4

CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ICX TECHNOLOGIES, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

Hans Kobler hereby certifies that:

1. He is the Chief Executive Officer of ICx Technologies, Inc. (the “Corporation”), a corporation organized and existing under General Corporation Law of the State of Delaware (the “General Corporation Law”).

2. The text of the first paragraph of Article IV of the Corporation’s Second Amended and Restated Certificate of Incorporation is to be amended in its entirety as follows:

“The Corporation is authorized to issue two classes of stock to be designated, respectively, ‘Common Stock’ and ‘Preferred Stock.’ The total number of shares that the Corporation is authorized to issue is 161,000,000 shares, 120,000,000 shares of which shall be Common Stock (the ‘Common Stock’) and 41,000,000 shares of which shall be Preferred Stock (the ‘Preferred Stock’), all of which shares of Preferred Stock shall be designated as ‘Series A Convertible Preferred Stock’ (the ‘Series A Preferred’). All shares of the Corporation shall have a par value of $0.001 per share.”

3. This Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors of the Corporation in accordance with Section 242 of the General Corporation Law.

4. That thereafter, pursuant to resolution of its Board of Directors, by written consent of the Stockholders of the Corporation with the necessary number of shares as required by Section 242 of the General Corporation Law and the Corporation’s Second Amended and Restated Certificate of Incorporation as amended prior to the date hereof were voted in favor of this amendment.

[Signature page follows]

IN WITNESS WHEREOF, ICx Technologies, Inc. has caused this Certificate of Amendment to be executed by Hans Kobler, its duly authorized Chief Executive Officer this 18th day of December, 2006.

ICX TECHNOLOGIES, INC.

By:	/s/ Hans Kobler
Hans Kobler
President